Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Fund Service Providers” and “Financial Highlights” within the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” within the Statement of Additional Information and to the use of our reports dated July 24, 2014 relating to the financial statements of Deutsche X-trackers 2010 Target Date ETF, Deutsche X-trackers 2020 Target Date ETF, Deutsche X-trackers 2030 Target Date ETF, Deutsche X-trackers 2040 Target Date ETF, and Deutsche X-trackers In-Target Date ETF of the db-X Exchange-Traded Funds Inc. for the fiscal year ended May 31, 2014, which is incorporated by reference in this Post-Effective Amendment No.12 and No.14 to the Registration Statement (Form N-1A No. 333-139872 and No. 811-22001) of the db-X Exchange-Traded Funds Inc.

/s/ ERNST & YOUNG LLP

New York, New York

September 24, 2014